EXHIBIT 10.47

KEWAUNEE SCIENTIFIC CORPORATION

LONG-TERM PERFORMANCE INCENTIVE PLAN

The Long-Term Performance Incentive Plan (“Plan”) of the Company provides selected participants an opportunity to receive a special bonus based on the attainment of financial goals over a three-year period, meeting the expectations of the Board as determined by the Board at the beginning of the performance period. The payment of benefits under the Plan will be based upon the Company achieving the prescribed earnings per share (EPS) and the performance of the Company’s stock over the three-year period. The provisions of the Plan are as follows:

Awards

At the Board’s discretion, each participant selected by the Board shall receive an award grant under the Plan of a specified number of performance stock appreciation rights (PSARs) as of the beginning of the three-year performance period. The PSAR bonus opportunity provided to participants shall be calculated as follows:

Number of PSARs granted at beginning of period x (Company stock price at the end of the performance period minus the Company stock price at the Plan award grant date)

“Stock price” shall mean the average closing price of the Company’s stock for the five (5) business days immediately preceding the award grant date and the end of the performance period.

Performance Levels

The performance metric for vesting under the Plan will be based on the Company achieving a specified EPS, as prescribed by the Board, over a three-year performance period. A specific single return on equity (ROE) for the three years of the performance period will be used as a guide in the establishment of the EPS goals. The performance goal for the first performance period will be based on a percentage ROE established by the Board for the period beginning May 1, 2003, and ending on April 30, 2006, with a projected target EPS for each year. Any future performance periods and award grants under the Plan shall be made at the Board’s discretion, with such ROE, performance periods and goals as the Board determines.

Annual expenses, accrued or paid, associated with vesting under the Plan and bonuses accrued or paid under other plans, will be included in the computation of each year’s EPS. Positive or negative financial adjustments outside the control of management (such as, but not limited to, proceeds from insurance claims, settlement or judgment payments from claims arising prior to the performance period, gains or losses from the sale of capital assets, adoption of generally accepted accounting pronouncements, etc.) will be assessed by the Board of Directors, and the EPS under the Plan may be adjusted for these items.

Vesting and Payout

Vesting of an award shall accrue one-third annually over the duration of the performance period based upon attainment of each year’s EPS target. Attainment of an EPS target in one year has no effect on attainment of an EPS target in subsequent years and, once vested, PSARs cannot be forfeited. However, if there is a shortfall in EPS in a given year, one-third of the PSARs will either be immediately forfeited or subject to recoupment based on the full three-year performance results. A forfeiture of one-third of an award shall occur in any year in which actual EPS results are lower than targeted EPS by more than 15 percent. If in any single year during the performance period actual EPS results are lower than targeted EPS by 15 percent or less, then forfeiture of one-third of an award shall not occur but, rather, an EPS shortfall recoupment opportunity is triggered.

The shortfall recoupment opportunity allows participants a second opportunity to vest in the PSARs if the cumulative EPS target for the three-year period is met. For example, a full vesting of the award will occur where the targets are met annually during the performance period or where EPS results achieve the full award through the recoupment opportunity by meeting the cumulative target. In the latter case, the recoupment of PSARs will vest only at the end of the period.

Payout of awards shall be in the form of cash and occur at the end of the performance period, upon a participant’s death or disability, or earlier at the Board’s discretion. Such payments shall be made within 45 calendar days of the end of the performance period, a participant’s death or disability, or as soon thereafter as practical.

Change in Control

Upon the occurrence of a Change in Control, as such term is defined in the Company’s 2000 Key Employee Stock Option Plan, at least one full year after the beginning of the performance period, the full performance period shall be deemed completed and participants will vest in unvested PSARs based on EPS performance through the most recently completed fiscal quarter. The Board will determine whether EPS performance is on target through the end of the quarter, based on a straight linear projection commencing on the first day of the performance period and continuing through the end of such quarter.

The date of the Change in Control shall be deemed to be the last day of the performance period for purposes of measuring the difference between the Company stock price at the end of the performance period and the stock price as of the PSAR award grant date. Vested PSARs will be paid out in a single cash lump-sum payment within 45 days of the Change in Control or as soon thereafter as practical.

Employment Terminations

Death or Disability

In the event of a participant’s death or disability, the participant shall be entitled to a pro rata PSAR benefit, determined as follows:

Number of PSARs granted at beginning of period x (number of days completed in the performance period prior to death or disability ÷ [1,095 days])

The last day of the most recently completed fiscal quarter preceding the date of death or disability shall be deemed to be the last day of the performance period for purposes of measuring the difference between the Company stock price at the end of the performance period and the stock price as of the PSAR award grant date. The right to payment will depend on whether EPS performance is on target on a straight linear basis from the first day of the performance period through the end of the most recently completed fiscal quarter.

Retirement and Other Terminations

Forfeiture of any awards not yet vested (no pro rata benefit).

Amendment of Plan

The Board may amend the Plan at any time. However, no amendment shall change or impair any participant’s previously granted PSAR without the consent of the participant.